EXHIBIT 21.1

LIST OF SUBSIDIARIES OF ASALLIANCES BIOFUELS, INC.

Entity	Jurisdiction of Organization
ASA OpCo Holdings, LLC	Delaware
ASAB Newco, LLC
ASA Albion, LLC	Delaware
ASA Bloomingburg, LLC	Delaware
ASA Linden, LLC	Delaware